UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held
January 22, 2021
FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 22, 2021 at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:
(i)	To elect eight directors to serve until the 2022 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accountants for fiscal 2021; and

(iv)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 22, 2021.  The proxy statement and annual report to shareholders are available at www.proxyvote.com.

The Board of Directors has fixed the close of business on Monday, November 30, 2020 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 18, 2020

IMPORTANT
Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 22, 2021

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 22, 2021, at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 18, 2020.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect eight directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2021; and (iv) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who can vote?

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Monday, November 30, 2020 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 14,025,413 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Broadridge, our stock transfer agent, you are considered a shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, but not the shareholder of record, and your shares are held in “street name.”  You are entitled to vote your shares whether you are the shareholder of record or you hold the shares in street name.

How can you vote?

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than Thursday, January 21, 2021 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

What if I do not specify on my proxy card how I want my shares voted?

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the eight director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2021 (Proposal No. 3); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

How do I vote at the Annual Meeting?

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in street name, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

What are broker non-votes?

When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-discretionary” matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-discretionary” matters.  This situation is commonly referred to as a “broker non-vote.”

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

Generally no.  If you hold your shares in street name and do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may only vote your shares with respect to “discretionary” matters, but may not vote your shares with respect to “non-discretionary” matters.  Each of our proposals, except for Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, are considered “non-discretionary” matters.  As a result, if you hold your shares in street name, your broker, bank, or other nominee will not have discretion to vote your shares at the Annual Meeting, except for Proposal No. 3, if you do not provide voting instructions.  Accordingly, it is important that street name holders give instructions to their broker, bank, or other nominee by following the voting instructions received from their broker, banker, or other nominee.

May I revoke my vote prior to the Annual Meeting?

Yes.  A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

What is a Quorum?

A quorum is the presence, in person or by proxy, of at least a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date.  A quorum is necessary to transact business at the Annual Meeting.  Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.  Holders of common stock will vote as a single class.  If there are not sufficient shares represented for a quorum, then the Annual Meeting may be adjourned or postponed from time to time until a quorum is established.

What Vote is Required for a Proposal to be Approved?

Subject to the paragraph below, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating and Governance Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Approval of Proposal No. 2, the advisory vote on executive compensation, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not have any effect on the outcome of this proposal.

The ratification of the appointment of Deloitte as our independent registered public accountants (Proposal No. 3) requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

What are the Board’s voting recommendations?

The Board of Directors recommends that you vote “FOR” proposal nos. 1, 2, and 3, as further described in this Proxy Statement.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Changes to our Board of Directors

We have a policy that members of our Board of Directors should retire from service at age 75 unless an extension is specifically approved.  As a result of this policy, Ms. Kay Stepp will not be nominated for election as a director at our January 2021 Annual Meeting.  Ms. Stepp has served for nearly 24 years on our Board of Directors and has chaired our Organization and Compensation Committee for much of her time on the Board.  The Company wishes to express its sincere appreciation to Ms. Stepp for her insight, leadership, and expertise during her years of dedicated service on our Board of Directors.  During fiscal 2020, the Board of Directors approved an extension for Mr. Dennis G. Heiner, our Lead Independent Director.

In January 2020, Dr. Clayton Christensen, who was a member of our Board of Directors, passed away.  The Company wishes to express its appreciation to Dr. Christensen and his family for his contributions to our Board and to the strategic direction of Franklin Covey Co.

Nominees for Election to the Board of Directors

Our Board currently consists of nine directors, seven of whom are currently considered independent.  Ms. Kay Stepp is one of those independent directors.  Following the 2021 Annual Meeting, and Ms. Stepp’s retirement from the Board, we expect to have six independent directors.  Nominees for election to the board of directors shall be elected to serve until the next annual meeting of shareholders or until their successors shall have been elected and qualified or until such director’s earlier death, resignation, or removal.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Corporate Governance and Nominating Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  In addition, the Board firmly believes that the experience, attributes, and skills of any single director should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of whom contributes to the function of an effective Board.  We believe each of the nominees listed below bring extensive experience across a variety of disciplines that provides valuable breadth and depth to our Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for election.

Anne H. Chow, 54

Independent Director
Director Since: March 2016
Committees: Member of the Corporate Governance and Nominating Committee, Organization and Compensation Committee, and Growth and Innovations Committee
Other Directorships: None

Ms. Chow is currently the Chief Executive Officer (CEO) of AT&T Business at AT&T.  As CEO of AT&T Business, Anne is responsible for the company’s operating unit which serves nearly 3 million business customers in more than 200 countries and territories around the world, including nearly all of the world’s Fortune 1000 companies.  Ms. Chow’s responsibilities include all of AT&T’s business services across wireless, networking, cybersecurity, and advanced solutions, covering more than $35 billion in revenues.  Since 2000, Ms. Chow has held a variety of leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.  With decades of experience in the industry, Ms. Chow has led many global organizations through major transformations, developing and executing innovative growth strategies while building role model relationships.  Anne is passionate about education, diversity and inclusion, advancing women in technology, and cultivating next generation leaders.

A long standing, active member of the community, Anne has previously served on the boards of the AT&T Foundation, Hunterdon Healthcare System, New Jersey Chamber of Commerce, Asian and Pacific Islander American Scholarship Fund, Asian American Justice Center, the Joint Center for Political and Economic Studies, and the Girl Scouts of the USA.  Ms. Chow currently serves as co-chair of the Georgia Tech Parents Board, and is a member of the Georgia Tech President’s Advisory Board.

Ms. Chow holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Anne is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  The Company believes that Ms. Chow’s strong sales and enterprise relationship background as well as her extensive distribution and global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow’s significant involvement with various other entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, finance, and marketing.

Michael Fung, 70

Independent Director
Director Since: July 2012
Committees: Chair of the Audit Committee and a member of all other standing committees
Other Directorships: 99 Cents Only Stores LLC, and Floor and Décor Holdings, Inc.

Mr. Fung served as the interim Chief Financial Officer for JC Penney Co. from October 2018 through April 2019 and as the interim Chief Operating Officer and Chief Financial Officer for the Neiman Marcus Group from November 2016 through June 2017.  Prior to these appointments, Michael retired from Wal-Mart Stores, Inc. in 2012, after 11 years of service.  Mr. Fung was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Michael was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  Michael received his bachelor’s degree in accounting from the University of Illinois and an MBA from the University of Chicago.  Mr. Fung is a Certified Public Accountant (inactive) in the state of Illinois, a member of The Committee of 100, and the University of Illinois Foundation.  Michael is on the advisory board of AArete, LLC, and a Board Leadership Fellow with the National Association of Corporate Directors.

Director Qualifications: Mr. Fung’s extensive financial background and expertise, as well as international leadership experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Mr. Fung to gain experience in many areas including auditing, internal control, financial planning, organizational development, strategic planning, and corporate governance.  Michael’s substantial financial knowledge and leadership experience qualify him to be an audit committee financial expert and enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Dennis G. Heiner, 77

Lead Independent Director
Director Since: January 1997
Committees: Chair of the Corporate Governance and Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner was appointed as a director of the Company in January 1997 and has served on various committees during his tenure on our Board of Directors.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Dennis was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held the positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil’s AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed executive programs at Northwestern’s Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner’s broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner’s executive leadership experience and strong business background enable him to provide independent leadership on the Board of Directors in his role as Lead Independent Director.  Dennis also makes important contributions to our Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara, 67

Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Crow Holdings and A&O Hotels & Hostels

Mr. McNamara is the founder of The Hampstead Group LLC, a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG’s real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Don’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for over 20 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 73

Director
Director Since: May 1997
Committees: None
Other Directorships: Packsize

Mr. Peterson has been on the faculty of the Graduate School of Business at Stanford University since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.   Joel is the former Chairman of the Board of Overseers at the Hoover Institution at Stanford, former Chairman of the Board of JetBlue Airways, and is the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Joel also has a deep understanding of the Company’s operations and background with over 20 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

Nancy Phillips, 53

Independent Director
Director Since: May 2020
Committees: Member of the Corporate Governance and Nominating Committee and Organization and Compensation Committee
Other Directorships: None

Ms. Nancy Phillips was appointed to our Board of Directors on May 19, 2020.  Since December 2019, Ms. Phillips has served as Executive Vice President, Chief People Officer, at ViacomCBS, overseeing the combined company’s global human resources organization.  Nancy is responsible for driving ViacomCBS’s human resources strategy and delivering global programs to create a positive employee experience and a culture of high performance.  Ms. Phillips also oversees the company’s Human Resource (HR) business partners, talent acquisition, organizational effectiveness, learning and development, total rewards, people analytics, HR operations, and global security.

Ms. Phillips previously served as the Executive Vice President, Chief Human Resources Officer at Nielsen from January 2017 to December 2019, as well as on the Nielsen Foundation’s Board of Directors.  Under her leadership, Nielsen was ranked No. 2 on Forbes’ “Employers for Diversity” list and received multiple “Great Place to Work” awards globally.

Prior to joining Nielsen, Nancy was Chief Human Resources Officer of Broadcom during 2015 and 2016 prior to its sale to Avago Technologies, the largest technology deal in history at that time.  Before joining Broadcom, from 2010 to 2014, she led the HR organization for Hewlett Packard’s Imaging and Printing Group, as well as the HP’s Enterprise Services business group, a global organization with more than 120,000 employees.  Prior to her experience at HP, Ms. Phillips served as Executive Vice President and Chief Human Resources Officer for Fifth Third Bancorp, a diversified financial services company with $133 billion in assets from 2008 to 2010.  Nancy also spent 11 years with the General Electric Company serving in a variety of HR leadership roles.

Nancy is active in a range of professional associations, and in 2006 received a YWCA TWIN (Tribute to Women) award in Silicon Valley for her commitment to diversity and inclusion.  A member of the Florida Bar, she began her professional career as an attorney.  Ms. Phillips earned a B.A. in English from the University of Delaware and a J.D. from Samford University in Birmingham, Alabama.  During fiscal 2020, the Company engaged an independent placement firm to identify potential candidates for our Board.  Ms. Phillips was recommended by the independent placement firm.

Director Qualifications: Ms. Phillips’ extensive experience in human resource management provides our Board with expertise in human capital management and compensation, which provides her with the knowledge to serve effectively on our Organization and Compensation and Corporate Governance and Nominating Committees.  Nancy’s legal background provides additional insight and expertise to regulatory and other potentially complex human resource matters.

Derek C.M. van Bever, 63

Independent Director
Director Since: September 2019
Committees: Chair of the Growth and Innovations Committee and member of the Audit Committee
Other Directorships: None

Mr. van Bever is a Senior Lecturer of Business Administration in the General Management Unit at the Harvard Business School and is a director of the Forum for Growth and Innovation.  Derek teaches courses in the Harvard MBA program, including Building and Sustaining a Successful Enterprise, and Leadership and Corporate Accountability.  Mr. van Bever is co-chair of Harvard’s Executive Education course in Disruptive Innovation and is co-director of the Harvard Macy Institute’s Leading Innovation in Health Care and Education course.

In 1983, Derek co-founded The Advisory Board Company, a global research, consulting, and technology firm serving hospital and university executives, and was chief research officer of The Corporate Executive Board, the world’s largest executive advisory network.  Mr. van Bever’s research interests include the challenges facing leading companies seeking discontinuous renewal through market-creating innovation, as well as the new models for uniting faith, leadership, and corporate mission that are emerging in the economy.  With his colleague Matthew S. Olsen, Derek is co-author of the book, Stall Points (Yale University Press, 2008), a quantitative and qualitative analysis of the growth experience of companies in the Fortune 100 across the past half-century.  A 2008 Harvard Business Review article authored by Mr. van Bever on the book entitled When Growth Stalls won the McKinsey Award for that year.

Derek received his Masters of Business Administration from the Harvard Business School in 1988, and is a 2011 graduate of Harvard Divinity School (HDS).  Mr. van Bever is a member of the HDS Dean’s Council and recently received the 2019 Dean’s Leadership Award for his leadership in the school’s strategic planning efforts around its 2016 bicentennial.

Director Qualifications: Mr. van Bever brings experience in thought leadership and expertise in business growth, innovation, subscription businesses, and strategy to our Board of Directors.  In his role as chief research officer for The Corporate Executive Board, Derek directed teams studying best practices in strategy, innovation, talent management, finance, and governance in the large-corporate sector worldwide.  The Company believes Mr. van Bever’s experience, thought leadership, and research abilities make him a valuable addition to its Board of Directors.

Robert A. Whitman, 67

Chair of the Board of Directors and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: Greystar Real Estate

Mr. Whitman has served as the Chairman of the Board of Directors since June 1999 and as our Chief Executive Officer since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co‑Chief Executive Officer of The Hampstead Group LLC from 1992 to 2000 and is a founding partner at Whitman Peterson.  Bob received his Bachelor of Arts Degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman’s role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman’s extensive experience in finance, private-equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

Franklin Covey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer, Chief Financial Officer (CFO), and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of Franklin Covey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by a majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, compensation, growth, and innovations.  In carrying out this responsibility, the Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Nancy Phillips, E. Kay Stepp, and Derek van Bever.  As described above, Ms. Stepp has not been nominated for election as a director at our January 2021 Annual Meeting.

The Company has engaged Ms. Anne H. Chow to deliver keynote addresses to clients and prospective clients on its behalf.  Ms. Chow will receive compensation for the speeches that she delivers.  The Board of Directors has reviewed the nature and amounts of expected compensation from these addresses and has determined that Ms. Chow will remain an independent director.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related-party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  The Board of Directors has determined that if the Chairman is not an independent director, then there should be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of, and experience in, our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.  Ultimately, we believe that our current leadership structure, combined with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chair of our Nominating Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2020, our management met regularly with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Corporate Governance and Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Organization and Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Organization and Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

Our Board has three standing committees: Audit, Corporate Governance and Nominating (the Nominating Committee), and Organization and Compensation (the Compensation Committee).  The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on relevant committee matters.  The following table shows the current membership of each of our standing committees.

Director	Audit	Nominating	Compensation
Anne H. Chow	-
Michael Fung
Dennis G. Heiner
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
Nancy Phillips	-
E. Kay Stepp
Derek van Bever		-	-
Robert A. Whitman	-	-	-

  Committee Chairperson
  Committee Member

The Board of Directors has adopted a written charter for each of the standing committees, which are reviewed annually.  These charters are available on our website at www.franklincovey.com.  Shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  The Audit Committee’s primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, internal audit function performance, and internal controls over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The Audit Committee is chaired by Mr. Fung, and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that one of the Audit Committee members, Michael Fung, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Corporate Governance and Nominating Committee is chaired by Mr. Heiner.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board, its committees, and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.  Whenever possible, our goal is to be in a position to appoint people from within our Company to our most senior leadership positions, and our executive compensation program is intended to incentivize our people to stay at Franklin Covey and to aspire to these senior roles.

The Compensation Committee is currently chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package, during fiscal 2020.  As previously described, Ms. Stepp is not nominated for election at the 2021 Annual Meeting and we will appoint a new chair of the Compensation Committee following the end of Ms. Stepp’s term.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity, and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee);

•	provide risk oversight of all Company compensation plans;

•	review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto; and

•	prepare the Compensation Committee Report.

All of the Compensation Committee members are “independent” as defined under the NYSE enhanced independence standards.  As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company, other than the share repurchase transaction with Ms. Stepp described under “Related Party Transactions” below.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers.  The Compensation Committee regularly reports to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services to our Board.  During fiscal 2020, the Compensation Committee engaged and received the advice of Mercer as compensation consultants.  Mercer provided information to the Compensation Committee regarding stock-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  Our Compensation Committee reviewed its relationship with Mercer and determined that its work does not raise any conflicts of interest and that Mercer was independent under the factors set forth in the NYSE rules for compensation committee advisors.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

Growth and Innovations Committee

Our Board of Directors has established a supplemental Growth and Innovations Committee to leverage the skills and abilities of our Directors to achieve specific objectives.  The Growth and Innovations Committee does not have a charter and is not required by Securities and Exchange Commission (SEC) rules or Company bylaws.  Our Growth and Innovations Committee is designed to: 1) assist our management with strategic guidance over growth initiatives and the execution of these initiatives to drive increased sales and shareholder return; and 2) provide strategic direction in our efforts to expand our content and offerings into areas that will provide meaningful results for clients and new growth opportunities.

Mr. van Bever is the Chair of the Growth and Innovations Committee and is joined by Ms. Chow and Ms. Phillips as members of this committee.  We believe the experience and skills of these directors will provide valuable strategic direction to the Company’s ongoing growth and innovation objectives.

Commitment of our Directors

Our Board and its standing committees met regularly during fiscal 2020 as shown below.

Meetings
Board	4
Audit	8
Nominating	4
Compensation	6

In addition to the formal meetings shown above, our Board regularly participated in informal update calls with members of our executive management as necessary throughout fiscal 2020.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Eight members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2020.

Director Nomination Process

As indicated above, the Nominating Committee oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a director candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms, recommendations from current Board members, and recommendations from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience, and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our audit committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2020 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors.  Our management does not play a role in setting Board compensation.  We compensate members of the Board of Directors using a combination of cash and equity-based compensation.  Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for his service as a director.  The compensation received by Mr. Whitman for his role as Chairman and CEO is shown in the Fiscal 2020 Summary Compensation Table, contained in the “Executive Compensation” section of this proxy statement.

During fiscal 2020, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$100,000
Annual cash retainer	40,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chair annual retainer	15,000
Compensation committee chair annual retainer	10,000
Nominating committee chair annual retainer	5,000

We reimbursed the Directors for their out-of-pocket travel and related expenses incurred while attending Board and committee meetings.

Fiscal 2020 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow	73,750	100,000	-	-	-	-	173,750
Clayton M. Christensen(1)	20,000	-	-	-	-	-	20,000
Michael Fung	85,000	100,000	-	-	-	-	185,000
Dennis G. Heiner	105,000	100,000	-	-	-	-	205,000
Donald J. McNamara	40,000	100,000	-	-	-	-	140,000
Joel C. Peterson	40,000	100,000	-	-	-	-	140,000
Nancy Phillips(2)	17,500	-	-	-	-	-	17,500
E. Kay Stepp	80,000	100,000	-	-	-	-	180,000
Derek C.M. van Bever	61,250	100,000	-	-	-	-	161,250

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director restricted stock awards are made annually in January following the Annual Meeting and have one-year vesting terms.  In January 2020, each non-employee member of the Board received a restricted stock award of 3,060 shares that had a fair value of $100,000.  The fair value of the stock awards presented in column C was based on a share price of $32.68 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2020, the directors held a total of 21,420 shares of restricted stock.  For further information on the calculation used to value the stock awards presented in Column C, refer to Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 as filed with the SEC on November 16, 2020.

(1)	Dr. Clayton Christensen passed away in January 2020 and therefore only served for part of the fiscal year on our Board of Directors.

(2)	Ms. Nancy Phillips was appointed to our Board of Directors on May 19, 2020.

Fiscal 2021 Director Compensation

There are no anticipated changes to fiscal 2021 director compensation from amounts previously described.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 30, 2020, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by our executive officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of November 30, 2020.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 14,025,413 shares of Common Stock outstanding as of November 30, 2020.  At the date of this report, there were no shares of Series A or B Preferred Stock outstanding.

As of November 30, 2020	Number of Common Shares	Percentage of Class
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,272,206	9.1%
Robert A. Whitman(2)	714,990	5.0%
Donald J. McNamara(3)(4)	435,969	3.1%
Joel C. Peterson(3)	227,369	1.6%
M. Sean Covey	200,634	1.4%
Stephen D. Young	190,789	1.3%
Dennis G. Heiner(3)	69,872	*	%
Michael Fung(3)	37,293	*	%
Colleen Dom	29,113	*	%
C. Todd Davis	23,318	*	%
Paul S. Walker	22,467	*	%
Scott J. Miller	18,157	*	%
E. Kay Stepp(3)	13,480	*	%
Anne H. Chow(3)	11,671	*	%
Derek C.M. van Bever(3)	-	*	%
Nancy Phillips	-	*	%

All directors and executive officers as a group (15 persons)(2)(3)	1,995,122	14.0%

(1)	Information for Blackrock Inc. is provided as of September 30, 2020, the filing of their last 13F Report.
(2)
The share amount indicated includes shares subject to options currently exercisable held by the following person in the following amount:  Robert A. Whitman 218,750 shares; and all executive officers and directors as a group, 218,750 shares.

(3)
The share amounts indicated exclude restricted stock awards currently held by the following persons in the following amounts: Anne H. Chow, 3,060 shares; Michael Fung, 3,060 shares; Dennis G. Heiner, 3,060 shares; Donald J. McNamara, 3,060 shares; Joel C. Peterson, 3,060 shares; E. Kay Stepp, 3,060 shares; Derek C.M. van Bever, 3,060 shares; and all directors as a group, 21,420 shares.  These restricted stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(4)
The share amount includes those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other securities which are derivative of our Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2020 except for a Form 3 which was filed for Ms. Nancy Phillips on June 17, 2020 that should have been filed on May 19, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, executive officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We previously acquired CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses, and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.  Prior to the acquisition date, CoveyLink granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, we obtained an amended and restated license of intellectual property that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, sell, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties to Stephen M.R. Covey under the amended and restated license agreement totaled $1.6 million during the fiscal year ended August 31, 2020.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2020 we expensed $0.8 million for these presentations.

We pay M. Sean Covey, who is also an executive officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2020, we expensed $0.1 million for these royalty payments.

During fiscal 2020, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $197,787.  We also employed Dr. John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $106,967 in fiscal 2020.

We employ John Harding, who is the brother-in-law of Stephen D. Young, and paid him compensation totaling $267,164 during fiscal 2020.  We also employed Jonathan Lofgren, who is Scott J. Miller’s brother-in-law, and paid him compensation totaling $162,458 in fiscal 2020.

Robert A. Whitman, our Chairman of the Board and CEO, beneficially owned a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owned a partnership interest in Knowledge Capital and served as a principal of The Hampstead Group LLC, the private investment firm that sponsored Knowledge Capital.  Knowledge Capital previously owned 2,812,805 shares of our Common Stock at August 31, 2019.  In December 2019, Knowledge Capital distributed all of its shares of our Common Stock to its investors.  Immediately prior to the distribution, we purchased 284,608 shares of our Common Stock from Knowledge Capital, at $35.1361 per share, for an aggregate purchase price of approximately $10 million.  At August 31, 2020, Knowledge Capital did not own any shares of our Common Stock.

On December 10, 2019, the Company purchased 5,000 shares of its Common Stock from Ms. E. Kay Stepp, a member of our Board of Directors, at $35.1361 per share for an aggregate purchase price of approximately $0.2 million.  The repurchase from Ms. Stepp was made under the Company’s existing share repurchase plan.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
Our Compensation Committee, composed of five independent directors, determined the fiscal 2020 compensation for our named executive officers, whom we call our “NEOs”:
•	Robert A. Whitman – Chairman and Chief Executive Officer (CEO);
•	Stephen D. Young – Chief Financial Officer (CFO);
•	Paul S. Walker – President and Chief Operating Officer (COO);
•	M. Sean Covey – President of Education Division; and
•	Scott J. Miller – Executive Vice President, Thought Leadership.
Overview
This CD&A describes in detail:
•	The shareholder-minded compensation practices we employ;
•	The guiding principles, philosophy and objectives of our executive compensation program;
•	Our fiscal 2020 executive compensation program; and
•	Actual compensation earned by or provided to our NEOs for fiscal 2020 and prior periods as required by SEC rules.
However, 2020 was not a normal year.  As such, we begin with a short summary of our basic approach to executive compensation and the impact of COVID-19 on decisions with which the Compensation Committee was confronted.
Basic Elements of and Approach to Executive Compensation at Franklin Covey
The basic elements of compensation for all of our people, including our NEOs, are salary, annual cash incentive compensation based on progress against performance metrics, which we call “STIP” (for short term incentive plans), time- and performance-based equity awards, which we call “LTIP” (for long-term incentive plans), and employee benefits, including retirement and severance benefits.  The Compensation Committee of our Board of Directors sets salaries and STIP metrics at the beginning of each year and considers LTIP awards annually.
We are a people business.  We take what we believe to be a rigorous pay-for-performance approach.  Accordingly, the key elements of compensation are similar in structure for all employees within our various geographic regions, except that in recent years we have increased the relative percentage of variable, performance-measured compensation for more senior people, including our NEOs.  We have also adopted many compensation policies that we believe to be shareholder-minded.  As a result of all of this, we have received overwhelming support from shareholders in our annual say-on-pay votes, including a 99.8% “FOR” say-on-pay vote last year.
The Impact of COVID-19
The COVID-19 pandemic has affected everyone, including of course Franklin Covey.

The first half of our most recently completed fiscal year ended on February 29, 2020, just prior to the shutdown of the U.S. economy due to the onset of COVID-19.  Largely due to the momentum from our ongoing strategic shift to a subscription-based model, our results for the first half of fiscal year 2020 were very good:
•
Our consolidated revenue increased 8% year-over-year to $112.4 million, as increases in subscription-related revenues were partially offset by business interruptions in Asia due to the early onset of COVID-19 in that region.

•	Our Adjusted EBITDA increased 118% year-over-year to $9.0 million.
Our STIP program pays at 100% of target if amounts of qualified Adjusted EBITDA and team performance, as established by the Compensation Committee are achieved, and can pay up to two times target to the extent those metrics are substantially exceeded.  Our strong performance in the first half of fiscal 2020 was at about 100% of the full-year STIP target and was on track to reach or be only slightly less than the 2X payout STIP maximum.  We were also tracking well ahead of many LTIP performance metrics at February 29, 2020.
While the effects of COVID-19 on us were mitigated to some degree by our conversion to a subscription-based model, the stay-home orders in mid-2020 adversely affected our financial performance in the second half of our fiscal year (March-August) primarily because of freezes and curtailments on new spending by many clients and the difficulty in engaging with clients working remotely.  We did what we could to control costs, while continuing our business conversion, and believe that we performed very well in these highly unusual circumstances.  However, our post-COVID-19 performance for the second half of fiscal 2020 was well below the minimum threshold for the qualified Adjusted EBITDA target.  Our full-year fiscal 2020 performance was 51% of the qualified Adjusted EBITDA that had been originally set for the STIP target.  (A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to a comparable GAAP measure appears in Appendix A to this proxy statement).
We are a people business, and the decline in performance that we experienced in the second half of fiscal 2020 was primarily the result of factors outside our people’s control.  As such, our Compensation Committee determined:
•
Not to reset STIP metrics, but to measure performance for all STIP participants (not just the NEOs) based on our first half fiscal 2020 actual results and second half results from the prior fiscal year.  This resulted in a payout to all STIP participants, including our NEOs, at approximately 83% of target.

•	To extend the measurement periods for performance-based LTIP awards by two years and increase prospective qualified Adjusted EBITDA performance tranche metrics by $2 million.

The Compensation Committee’s rationale for the actions it took was:

•
Our people’s inability to achieve the STIP metrics for the second half of fiscal 2020 was in no way due to performance failures or our people’s inability to execute against plan.  The original STIP performance metrics were set long before COVID-19 surfaced and were not realistic as they would not be satisfied due to events outside the control of our people.

•
COVID-19, in essence, delayed by up to two years the substantially improved performance we expect from the conversion of our business model to a subscription basis and away from engagement-by-engagement selling.  We therefore added two years to the performance measurement periods but, as noted, stiffened the qualified Adjusted EBITDA performance tranche metrics by $2 million.

The Compensation Committee’s guiding principle was that the Company, and its people at all levels, should be treated fairly and substantially in the same way.  We did not lay off, furlough or cut pay or benefits for our people as a result of COVID-19, and none of our NEOs received a salary increase last year (except for one promotional raise before the onset of COVID-19).

As we have said a few times in this section, we understand that we are a people business.  The Compensation Committee has used its judgement to make what it thinks are reasonable STIP and LTIP pay decisions for all of our people.  The changes to the operation of the STIP and LTIP programs described above were not at all undertaken just to boost payouts for performance periods affected by COVID-19.  Instead, the Compensation Committee’s intention was to help motivate and retain key personnel to react to ongoing and new challenges, to help Franklin Covey emerge from COVID-19 as a stronger business, and to further encourage long-term value creation for investors.
While the effects of COVID-19 will continue to affect our fiscal 2021 results, we believe that they are being mitigated as our clients have adjusted to more dispersed workforces and that our subscription model is better suited for more flexible work patterns going forward.  Accordingly, incentive performance targets for fiscal 2021 have been set consistent with our expectation that COVID-19’s effects on our business will begin to dissipate by mid-fiscal 2021 as vaccines become generally available.  In addition, we do not anticipate any raises in base pay for our NEOs this year.
Shareholder-Minded Compensation Practices
The Compensation Committee regularly reviews and considers the views of shareholders and proxy advisory firms on corporate pay practices.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results of our annual “say-on-pay” voting.  Taking these and other inputs into account, the Compensation Committee implemented and maintains the following policies:
•
Clawback Policy – The Board has authority to require reimbursement of any annual or long-term incentive payment made to an executive officer where: (1) the payment was based on achieving financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based on the restated financial results.  In such an instance, the Company expects that it will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

•
Hedging Policy – Our directors and executive officers are prohibited from buying or selling publicly traded options, puts, calls or other derivative instruments related to Company stock.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Option Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.
•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.
•
Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs. Each NEO is targeted to reach the applicable threshold within five years of the policy becoming applicable to the NEO and from the date the NEO first has shares awarded as part of his or her annual compensation.  Unvested share awards are included in calculating whether the required threshold has been achieved.  NEOs are prohibited from selling any shares until after these established guidelines are met.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  Currently, the stock ownership of each of our CEO, our CFO, Mr. Walker, and Mr. Covey meets or exceeds the applicable threshold.  Subsequent to August 31, 2020, Mr. Miller transitioned from an employee of Franklin Covey to a contractor relationship and is no longer subject to the ownership guidelines.

In addition to the stock ownership guidelines for our NEOs, a Board policy requires that each director who is not an employee of the Company maintain beneficial ownership of the Company’s common stock and/or vested restricted stock units (RSUs), equal in value to at least four times the annual Board cash retainer at all times during his or her tenure on the Board.  New directors have up to three years of service on the Board in which to meet this ownership requirement.
•	No Significant Perquisites – No significant “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.
•
No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs, and has a change-in-control policy for its NEOs that provides for a specific potential change-in-control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.  Our NEOs are subject to the same general (non-change-in-control) severance policies as all Company employees.

•
Pay for Performance Awards – The fiscal 2020 LTIP performance-based equity awards were designed to incentivize even greater achievement levels in our results of operations and pay out only if these operating improvements are achieved.

Consideration of 2020 “Say-on-Pay” Voting Results
We held our annual advisory “say-on-pay” vote with respect to the compensation of our NEOs at our Annual Meeting conducted in January 2020.  Over 99% of the votes cast were in favor of the compensation of our NEOs.  Taking this vote into consideration, our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2020 and determined not to make significant changes to the existing program for fiscal 2020 in response to shareholder feedback.  The Compensation Committee expects to periodically explore various executive pay and corporate governance changes to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market and the Company’s particular circumstances, keeping shareholder views in mind.  The Compensation Committee intends to continue holding “say-on-pay” votes with shareholders on an annual basis, consistent with our shareholders’ recommendation.
Guiding Philosophy, Principles, and Objectives of our Executive Compensation Program
To fulfill our mission and implement our strategy, Franklin Covey must attract, motivate and retain highly qualified employees.  We achieve this, in part, through working to ensure that we have both a winning culture and a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying almost all short- and long-term incentive compensation to the Company’s achievement of key measures of growth and key strategic objectives.
We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall compensation opportunity.  All executive base salary, short-term incentive, and long-term incentive compensation is designed to be market-based.  Variable pay and long-term incentive pay are linked to, and designed to reward the achievement of, specific performance targets.
The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles that guide the Compensation Committee are that the Company’s executive compensation program should:
•
Reflect Performance: We establish multi-year objectives for the Company relating to both growth and the achievement of key strategic objectives in order to align compensation with performance over both the short and long term.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2020 consisted primarily of goals for growth in revenue, Adjusted EBITDA and deferred revenue.  NEO performance pay levels for the year are generally determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs are responsible for overall Company performance against these objectives, their compensation can vary (and has varied) significantly from year to year.

•
Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term, Company-wide performance improvement.  We use a service-based and performance-based RSU program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership, and encourages a stewardship mentality for the Company among our key leaders.

•
Attract and Retain Talent: We understand the importance of hiring and retaining the best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense; it is a key component of the investments we make and costs we incur to generate our revenues.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that our executive officers have an average tenure of over 24 years with our Company (ranging from 20 to 35 years).

In addition to aligning our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company’s approach to the compensation process addresses the need to balance prudence with performance through a combination of:
•	Controls on the allocation and overall management of risk-taking;

•	Comprehensive profit and loss and other management information, that provides ongoing performance feedback;

•	Rigorous, multi-party performance assessments and compensation decisions; and

•
A Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit contribution they generate.

Our compensation framework seeks to balance risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We work to create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives, and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2020, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

Analysis of Fiscal 2020 Compensation Decisions and Actions
Fiscal 2020 Executive Compensation Determination Process
The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2020 considering: (1) our financial performance over the prior year and past several years and, expectations for fiscal 2020; (2)  the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in key areas; and (3) compensation in connection with our goal of attracting and retaining the best talent.  In particular, the Compensation Committee reviewed at a general level the following financial metrics and related growth rates in connection with making its key compensation decisions:
•	Revenue;

•	Adjusted EBITDA and operating income;

•	Multi-year changes in operating income, Adjusted EBITDA, and specific revenue targets;

•	Achieving high rates of revenue retention for subscription-based revenue; and
•	Overall performance prior to, and after, the coronavirus pandemic.
Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) and recommendations to the Committee for our other executives, including the NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.
Market Assessment: Our Compensation Committee evaluates our NEO compensation program at a high level against market practices. In fiscal 2020, the Committee asked Mercer, the Committee’s compensation consultant, to assess our NEO compensation program, identify considerations that could inform compensation decisions, and advise as to current market practices, trends, and plan designs. Mercer reviewed data from its own research and databases and used this information primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation.  Mercer has advised us that our compensation program contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks at levels consistent with market compensation for similar sized and comparable professional services and content companies, and that the program has been aligned with corporate performance.
The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest during fiscal 2020.  The Compensation Committee did not identify any conflicts of interest raised by the work performed by Mercer.
In making pay decisions for fiscal 2020, the Compensation Committee considered how executive compensation should drive desired performance toward our business objectives.  The Compensation Committee also considered the specific business opportunities and challenges facing the Company compared to those of our competitors and similar-sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2020 executive compensation decisions.  Finally, the Compensation Committee generally considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

With the lack of reliable market data as a result of the timing of the coronavirus pandemic, Mercer recommended, and the Compensation Committee concurred, that the same peer group information from fiscal 2019 should be used for fiscal 2020.  These companies were selected based on industry and types of professional services offered, as well as size.  Annual revenues for the peer group range from approximately $175 million to $806 million.  The compensation data for this peer group was reduced by 10% to ensure that it was appropriate for comparison purposes, given our fiscal 2020 consolidated revenue of $198.5 million.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation and was comprised of the following companies for fiscal 2020:
•	CRA International, Inc.
•	Exponent, Inc.
•	Forrester Research, Inc.
•	GP Strategies Corporation
•	The Hackett Group, Inc.
•	HealthStream, Inc.
•	Heidrick & Struggles International, Inc.
•	Huron Consulting Group, Inc.
•	Information Services Group, Inc.
•	RCM Technologies, Inc.
•	Resources Connection, Inc.
•	Rosetta Stone, Inc.

Decisions on Key Elements of Fiscal 2020 Executive Compensation
Total Compensation: In addition to the specific elements of compensation discussed below, we establish annual targets for the total compensation provided to our NEOs.  Based on the key factors described above, the Compensation Committee established fiscal 2020 total compensation targets of $2.6 million for our CEO and $933,000, on average, for our other NEOs, assuming achievement of targeted results under our short- and long-term performance-based variable pay plans. These calculations exclude the effects of exercised options for our CEO and CFO, as well as book royalty payments made to Mr. Covey, as noted in the Fiscal 2020 Summary Compensation Table.
Total Compensation Mix: The following charts identify the fiscal 2020 target compensation mix for our CEO and average mix for our other NEOs.

       2020 Target Compensation Mix (CEO)      2020 Target Compensation Mix (Other NEOs)
In particular, the Compensation Committee gave consideration to our CEO’s base pay, which affects his overall compensation level, against a peer set which includes companies that are substantially larger by revenues than Franklin Covey, and considered this in setting his compensation levels.  Mr. Whitman did not receive an increase on base pay this year, and his base pay has increased only 15% over the last 16 years.

Base Salaries
The company pays a base salary to each of our NEOs to provide a base level of fixed income for services rendered.  The Compensation Committee annually reviews base salary market data and if appropriate, will adjust base salaries to remain at competitive levels.  Based primarily on the Compensation Committee’s subjective consideration of the 2020 market data, salaries for all NEOs remained at the same levels as in the prior year, except for Paul Walker’s salary which was adjusted prior to COVID-19 consistent with his new role as the Company’s President and Chief Operating Officer.  The Committee continues to emphasize performance-based variable pay as the primary means by which NEOs may increase their total compensation absent increases in responsibilities.
Annual Performance-Based Variable Pay
Fiscal 2020 Performance-Based Cash Variable Pay Plan: The Company provides annual performance-based cash incentive opportunities to link our NEOs interests to specific financial and strategic goals established by the Compensation Committee.  In fiscal 2020, the Performance-Based Cash Variable Pay Plan, or STIP, for our NEOs included two components for the payout calculation: (1) Annual financial performance objectives (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  The target STIP payout opportunities at 100% for our NEOs, determined by the Compensation Committee based on the considerations described above were: $575,000 for Mr. Whitman, $235,000 for Mr. Young, $284,750 for Mr. Walker and $200,000 each for each Messrs. Covey and Miller.  The STIP reinforces our strong pay-for-performance philosophy and rewards the achievement of specific business and financial goals during the fiscal year.
Financial Performance Component (70%): The threshold necessary for NEOs to earn 100% of the financial performance component of their target STIP payout in fiscal 2020 was an increase in qualified Adjusted EBITDA to $28 million, compared to $19 million for the previous fiscal year.  Qualified Adjusted EBITDA is calculated as reported Adjusted EBITDA which is adjusted for the impact of foreign exchange and other items.
The Company uses Adjusted EBITDA in its analysis and decision-making because it provides information that facilitates consistent internal comparisons to the historical operating performance of prior periods, and we believe the measure provides greater transparency to evaluate operational activities and financial results.  Adjusted EBITDA is also the primary measure by which internal business segment performance is evaluated and is regularly communicated to our analysts.  Refer to the table in Appendix A for the reconciliation of Adjusted EBITDA, to consolidated net income (loss), a comparable GAAP financial measure.
As discussed in more detail in the section entitled, “The Impact of COVID-19” above, at February 29, 2020, the Company’s last 12 months of Adjusted EBITDA totaled $25.5 million, compared with $16.1 million for the corresponding 12-month period in fiscal 2019, and compared with fiscal 2019 Adjusted EBITDA of $20.7 million.  Based on performance through the first two quarters of fiscal 2020, the expected STIP payout for fiscal 2020 was anticipated to be approximately 193%.  Given this strong performance in what is typically the lowest six-month period in terms of revenue, the Company expected that it was on track to exceed the targeted $28.0 million of Qualified Adjusted EBITDA for all of fiscal 2020.  However, given the impact of the coronavirus pandemic on fiscal third and fourth quarter results of operations, the full-year fiscal 2020 Adjusted EBITDA was $14.7 million, after being adjusted for foreign exchange.  Rather than adjust goals to consider the effects of the pandemic, the Compensation Committee decided to calculate the amounts the NEOs would have received if the last 12-month results had been achieved for the full year.  This resulted in the NEOs receiving a prorated amount of approximately 41% of the maximum potential.  Had results for the entire fiscal 2020 been used, there would not have been any payout.
The following table shows, for informational purposes, what potential payouts to our NEOs would have been, based on the degree of attainment of fiscal 2020 STIP Qualified Adjusted EBITDA objectives (and assuming metric-based executive team performance objectives were achieved).

Potential payouts for fiscal 2020 STIP Qualified Adjusted EBITDA objectives (70%)
Qualified Adjusted EBITDA less than $22.0 million and not meeting performance objectives	If Qualified Adjusted EBITDA as calculated was > $22.0 million and < $28.0 million and meeting performance objectives	Targeted Qualified Adjusted EBITDA of $28.0 million and meeting performance objectives	If Qualified Adjusted EBITDA (including STIP expense) was > $28.0 million and < $32.0 million in and meeting performance objectives	Qualified Adjusted EBITDA (including STIP expense) equal to or greater than $32 million and meeting performance objectives
0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance Objectives Component (30%): The Performance Objectives Component of the STIP represents 30% of the STIP award.  These goals are strategic in nature and disclosing details about them could cause potential competitive harm.  However, in general they are objectives with specific measures related to the transition to a subscription-based business model as well as recurring All Access Pass revenue.  Each key strategic goal is individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 30% and 40% of this portion of the STIP award opportunity.  We believe that the goals established for each NEO were “stretch” goals tied to over-achieving compared to our annual plan in support of the Company’s long-term strategy of building its subscription business.  Each goal was typically linked to what we refer to internally and was previously mentioned as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  Based on performance against these objectives prior to the pandemic, and the strong performance of the Company’s subscription business during the pandemic, NEOs were paid a prorated amount of approximately 48% of the performance objectives component.
The combined financial performance and performance objectives components resulted in approximately 83% of the targeted STIP, or 42% of the maximum potential STIP, being paid to participants for fiscal 2020.  These amounts are reflected in the “Fiscal Year 2020 Summary Compensation Table” found in this document under the heading “Non-Equity Incentive Plan Compensation.”  No other annual variable cash compensation awards were earned by the NEOs during fiscal 2020.
Equity Compensation
We believe that the granting of long-term equity awards over the years has created strong alignment of interests between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through the first half of fiscal 2020 (prior to the effects of the pandemic).  The same program and philosophy were reflected in our use of equity awards in fiscal 2020.
Fiscal 2020 Long-Term Incentive Plan (LTIP) – Service-Based and Performance-Based Equity Grants: A significant portion of our NEOs’ total targeted compensation for fiscal 2020 was provided in the form of performance-based RSUs that vest upon the achievement of key financial objectives included in our longer-term financial plan over a period of years, and service-based RSUs that vest upon years of service.  If the performance targets are not achieved within the allotted time frame, then the performance based RSU tranches are forfeited.
During fiscal 2020, the Compensation Committee granted service-based and performance-based RSU awards to our NEOs that, as discussed above in “The Impact of COVID-19,” were modified as a result of the pandemic.  Shares may now be earned under the fiscal 2020 RSU award based on three components over a service period, which ends on August 31, 2024, as identified below:
(1)	25% of the fiscal 2020 RSU award is time-vested and is expected to vest on August 31, 2022;
(2)
70% of the remaining 75% of the fiscal 2020 RSU award is based on Qualified Adjusted EBITDA performance, as defined earlier. We believe that Adjusted EBITDA is one of the most important measures of our financial results and is important in both the short term and in the long term. Therefore, this measure is used in both our STIP and LTIP awards.  The Compensation Committee sets the metrics at levels which normally are only achieved in the final year. Qualified Adjusted EBITDA for purposes of fiscal 2020 LTIP is based on the highest Qualified Adjusted EBITDA achieved for any rolling four-quarter period during the measurement period ending August 31, 2024; and

(3)
30% of the remaining 75% of the fiscal 2020 RSU award is based on the highest subscription sales results achieved for any rolling four-quarter period during the measurement period ending August 31, 2024.

In addition to payout levels of 50%, 100% and 200% for the achievement of applicable performance goals, the number of shares paid in settlement of the RSU tranches with financial targets is a pro-rata calculation between a 50% target and a 100% target, and a different pro rata calculation between 100% target and 200% target. As of August 31, 2020, all three tranches of RSUs granted in fiscal 2020 remain unvested.  The performance targets for the RSUs granted in fiscal 2020 (and the corresponding payout levels for achieving the targets) are:
Qualified Adjusted EBITDA (Original Targets)
•	$40.0 million (50% of target – minimum threshold);
•	$47.0 million (100% of target); and
•	$52.0 million (200% of target – maximum threshold).

Subscription and Related Sales

•	$165.0 million (50% of target – minimum threshold);
•	$185.0 million (100% of target); and
•	$205.0 million (200% of target – maximum threshold).
As discussed above in “The Impact of COVID-19,” due to impact of the COVID-19 pandemic and uncertainties related to the recovery from the pandemic on our equity-based awards, subsequent to August 31, 2020, the measurement (or service) period for the fiscal 2020 award was extended by two years to August 31, 2024 and each of the Qualified Adjusted EBITDA targets noted above was increased by $2.0 million.  The reason for this is that COVID-19, in essence, delayed by up to two years the substantially improved performance that we expect from the conversion of our business model to a subscription basis and away from engagement-by-engagement selling.  Subscription sales thresholds were unchanged by this modification to the fiscal 2020 LTIP, and similar modifications were made for all other equity-based award tranches that are based on specified levels of Qualified Adjusted EBITDA.

We believe that our RSU program aligns a significant portion of our executive compensation with improving performance which increases intrinsic value to our shareholders.  For further information regarding our LTIP awards and other share-based compensation instruments (including applicable performance achievement), please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and the footnotes to the “Outstanding Equity Awards at Fiscal 2020 Year-End Table” that are provided below.

Qualified Retirement Benefits: Each of our NEOs participates in our 401(k) plan, which is our tax-qualified retirement plan available to all eligible U.S. employees.  We match participant contributions dollar-for-dollar on the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar for the next 4% of salary contributed.  Our match for executives is the same received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 12% of compensation, subject to statutory limits.
Other Benefits: The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information received from Mercer, the Compensation Committee determined to include executive life insurance for certain NEOs.  In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of previous years during which our CEO accepted no compensation.  For fiscal 2020, the Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2020 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2020 compensation.

•
Term Life Insurance: Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is about 2.5 times each NEO’s target annual cash compensation (base salary plus target performance-based cash variable pay).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to about 75% of his fiscal 2020 target cash compensation.  Our other NEOs may purchase voluntary supplemental disability insurance at their own expense.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:
•	Our high deductible health plans and health savings accounts administered under Sections 125 and 223 of the Internal Revenue Code of 1986, (the Code).
•	Our employee stock purchase plan implemented and administered under Section 423 of the Code.
Severance Policy: We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated NEOs and to help ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees.  We do not “gross-up” severance payments to compensate for taxes.
Employment Agreements and Change-in-Control Severance Agreements: We do not have employment agreements with any of our NEOs, but we are a party to change-in-control severance agreements with each of our NEOs.  However, consistent with our conservative approach to compensation specific matters that raise shareholder sensitivities, the severance amount is only 1X the executive’s salary and bonus.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”
EXECUTIVE COMPENSATION
The “Fiscal 2020 Summary Compensation Table” below sets forth compensation information for our NEOs relating to fiscal 2020, fiscal 2019 and fiscal 2018, as applicable.
Under SEC rules, the 2020 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after our fiscal year end, even if the equity-based award was granted for services in that year.  By contrast, SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Fiscal 2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2020	575,000	-	1,150,000	478,975	73,681	2,277,656
Chairman and CEO	2019	575,000	-	1,369,289	914,250	73,863	2,932,402
	2018	566,442	367,500	1,150,000	575,000	70,666	2,729,608
Stephen D. Young	2020	350,000	-	350,000	195,755	20,011	915,766
CFO	2019	350,000	-	404,822	373,650	16,697	1,145,169
2018		351,347	164,500	350,000	235,000	16,407	1,117,254
Paul S. Walker	2020	419,231	-	425,000	237,196	15,457	1,096,884
President & COO	2019	400,000	-	300,000	315,600	12,259	1,027,859
2018		379,546	140,000	300,000	200,000	13,160	1,032,706
M. Sean Covey	2020	300,000	-	200,000	166,600	115,306	781,906
President Education Division	2019	300,000	-	200,000	324,600	135,523	960,123
	2018	301,153	140,000	200,000	200,000	213,103	1,054,256
Scott Miller	2020	300,000	-	150,000	166,600	7,072	623,672
EVP Global Business	2019	300,000	-	200,000	318,000	4,261	822,261
Development & Marketing	2018	301,154	140,000	150,000	200,000	2,889	794,043

Salary: The amounts reported in the “Salary” column for fiscal 2020 represent base salaries paid in cash to each NEO for fiscal 2020.
Stock Awards: The amounts reported in the “Stock Awards” column for fiscal 2020 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance criteria, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards during fiscal 2020.  The probable outcome of the RSUs granted during fiscal 2020 with performance conditions were based on the Company meeting the 100% target for both tranches with financial performance conditions.  Assuming the maximum performance levels were achieved, the value of each LTIP award in this column would be as follows: Mr. Whitman, $2,012,500; Mr. Young, $612,500; Mr. Walker, $743,750; Mr. Covey, $350,000; and Mr. Miller, $262,500 (for further information regarding these stock awards and the assumptions made in their valuation, refer to Note 12, Stock-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year that ended on August 31, 2020).
Non-Equity Incentive Plan Compensation: The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2020 represent the amounts paid to each NEO under the STIP for formulaic fiscal 2020 achievement.  Payments are based on achieving objectives established annually and meeting annual financial targets.
All Other Compensation: The amounts reported for fiscal 2020 in the “All Other Compensation” column are set forth in the “Fiscal 2020 All Other Compensation Table” below.
Name	Year	Company Contributions to 401(k) Plan (a) ($)	Executive Life Insurance Premiums (b) ($)	Executive Disability Premiums (c) ($)	Other ($)		Total ($)
Mr. Whitman	2020	8,534	7,899	51,855	5,393		73,681
Mr. Young	2020	8,400	4,539	-	7,072		20,011
Mr. Walker	2020	8,385	-	-	7,072		15,457
Mr. Covey	2020	8,550	-	-	106,756	(d)	115,306
Mr. Miller	2020	-	-	-	7,072		7,072

(a)
We match dollar-for-dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)
For the CEO and CFO, we maintain an executive life insurance policy with a face value of 2.5 their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)
We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2020 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)	For Mr. Covey, this amount includes $99,684 of royalties earned during fiscal 2020 from books he authored that are used in our training and education businesses.
Fiscal 2020 Grants of Plan-Based Awards
The following table sets forth the plan-based equity and cash awards that were granted to our NEOs during fiscal 2020.  We granted three types of awards in fiscal 2020: annual incentive-based cash awards (STIP); LTIP equity awards in the form of service-based RSUs; and LTIP equity awards in the form of performance-based RSUs.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (d) ($)
Mr. Whitman
STIP (a)	—	—	575,000	1,150,000	—	—	—	—	—
LTIP RSUs (b)	10/18/2019	—	—	—	12,074	24,147	48,293	—	862,500
LTIP RSUs (c)	10/18/2019	—	—	—	—	—	—	8,049	287,500

Mr. Young
STIP (a)	—	—	235,000	470,000	—	—	—	—	—
LTIP RSUs (b)	10/18/2019	—	—	—	3,676	7,350	14,699	—	262,500
LTIP RSUs (c)	10/18/2019	—	—	—	—	—	—	2,450	87,500

Mr. Walker
STIP (a)	—	—	284,750	569,500	—	—	—	—	—
LTIP RSUs (b)	10/18/2019	—	—	—	4,463	8,925	17,849	—	318,750
LTIP RSUs (c)	10/18/2019	—	—	—	—	—	—	2,975	106,250

Mr. Covey
STIP (a)	—	—	200,000	400,000	—	—	—	—	—
LTIP RSUs (b)	10/18/2019	—	—	—	2,100	4,200	8,400	—	150,000
LTIP RSUs (c)	10/18/2019	—	—	—	—	—	—	1,400	50,000

Mr. Miller
STIP (a)	—	—	200,000	400,000	—	—	—	—	—
LTIP RSUs (b)	10/18/2019	—	—	—	1,576	3,150	6,300	—	112,500
LTIP RSUs (c)	10/18/2019	—	—	—	—	—	—	1,050	37,500

(a)
These amounts relate to the STIP for the annual performance period ending August 31, 2020.  The actual payouts made to the NEOs for this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2020 Summary Compensation Table” above.

(b)
These amounts relate to the LTIP awards granted to the NEOs in the form of performance-based RSUs, which vest based on the highest rolling four-quarter levels of Qualified Adjusted EBITDA and subscription sales during the measurement period.  Due to impact of the COVID-19 pandemic and uncertainties related to the recovery from the pandemic on our equity-based awards, subsequent to August 31, 2020, the measurement (service) period for these awards was extended by two years to August 31, 2024 and Qualified Adjusted EBITDA targets were increased by $2.0 million.  Subscription sales thresholds were unchanged by this modification.

(c)
These amounts relate to the LTIP awards granted to the NEOs in the form of service-based RSUs, which vest on August 31, 2022.  The service period for these award tranches was not changed by the modifications described in note (b) above.

(d)
The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for fiscal 2020 represent the aggregate grant date fair values (computed in accordance with ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the RSUs granted to NEOs as LTIP awards.  For the performance-based RSUs, the fair value on the grant date was based on the probable outcome that the target award would vest to participants.

Employment and Change-in-Control Severance Agreements
We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”  Also see the section above entitled “Compensation Discussion and Analysis - Total Compensation Mix” for more information about the mix of compensation elements for our NEOs.
Outstanding Equity Awards at Fiscal 2020 Year-End
The following equity awards granted to our NEOs were outstanding as of August 31, 2020.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(i)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested ($)(i)
Mr. Whitman	10/18/19	—	—	—	—	—	48,293(b)	953,304
	10/18/19	—	—	—	8,049(c)	158,887	—	—
	1/25/19	—	—	—	8,936(d)	176,397	—	—
	10/01/18	—	—	—	—	—	73,688(e)	1,454,601
	10/01/18	—	—	—	12,282(f)	242,447	—	—
	10/18/16	—	—	—	—	—	27,146(g)	535,862
	11/12/15	—	—	—	—	—	33,980(h)	670,765
	01/28/11	31,250	9.00	1/28/2021	—	—	—	—
	01/28/11	62,500	10.00	1/28/2021	—	—	—	—
	01/28/11	62,500	12.00	1/28/2021	—	—	—	—
	01/28/11	62,500	14.00	1/28/2021	—	—	—	—

Mr. Young	10/18/19	—	—	—	—	—	14,699(b)	290,158
	10/18/19	—	—	—	2,450(c)	48,363	—	—
	01/25/19	—	—	—	2,234(d)	44,099	—	—
	10/01/18	—	—	—	—	—	22,428(e)	442,729
	10/01/18	—	—	—	3,738(f)	73,788	—	—
	10/18/16	—	—	—	—	—	9,048(g)	178,608
	11/12/15	—	—	—	—	—	11,326(h)	223,575

Mr. Walker	10/18/19	—	—	—	—	—	17,849(b)	352,339
	10/18/19	—	—	—	2,975(c)	58,727	—	—
	10/01/18	—	—	—	—	—	19,223(e)	379,462
	10/01/18	—	—	—	3,204(f)	63,247	—	—
	10/18/16	—	—	—	—	—	5,170(g)	102,056
	11/12/15	—	—	—	—	—	6,472(h)	127,757

Mr. Covey	10/18/19	—	—	—	—	—	8,400(b)	165,816
	10/18/19	—	—	—	1,400(c)	27,636	—	—
	10/01/18	—	—	—	—	—	12,816(e)	252,988
	10/01/18	—	—	—	2,136(f)	42,165	—	—
	10/18/16	—	—	—	—	—	5,170(g)	102,056
	11/12/15	—	—	—	—	—	6,472(h)	127,757

Mr. Miller	10/18/19	—	—	—	—	—	6,300(b)	124,362
	10/18/19	—	—	—	1,050(c)	20,727	—	—
	10/01/18	—	—	—	—	—	9,612(e)	189,741
	10/01/18	—	—	—	1,602(f)	31,623	—	—
	10/18/16	—	—	—	—	—	3,878(g)	76,552
	11/12/15	—	—	—	—	—	4,854(h)	95,818

(a)
These options had a market vesting condition related to the resolution of a management stock loan program when the share price reached the breakeven amount for participants.  In 2013, the stock price exceeded the required threshold and the management stock loan program was extinguished, resulting in these options vesting for the CEO.

(b)
These awards are LTIP awards granted in the form of performance-based RSUs in fiscal 2020 (October 18, 2019).  The vesting requirements of this award are described in the preceding Compensation Discussion and Analysis.

(c)
These awards are LTIP awards granted in the form of service-based RSUs in fiscal 2020 (October 18, 2019) which are expected to vest on August 31, 2022.  The vesting conditions for this award are described in the preceding Compensation Discussion and Analysis.

(d)	On January 25, 2019, Mr. Whitman and Mr. Young each received a supplemental service-based LTIP award, which vests two years from the grant date, or January 25, 2021.
(e)
These awards are LTIP awards granted in the form of performance-based RSUs in fiscal 2019 (October 1, 2018).  These shares vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche are achieved at $28.0 million, $35.0 million, and $40.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are achieved at $145.0 million, $165.0 million, and $185.0 million.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, subsequent to August 31, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2019 LTIP award by two years.  The measurement period was extended from August 31, 2021 to August 31, 2023, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(f)
These awards are LTIP awards granted in the form of service-based RSUs in fiscal 2019 (October 1, 2018) that are expected to vest on August 31, 2021.  The terms of this tranche were not changed by the modifications described in note (e) above.

(g)
These awards are LTIP awards granted in fiscal 2017 (October 18, 2016).  The number of shares that may be awarded under the RSUs to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA, which equals Adjusted EBITDA plus the change in deferred revenue (less certain costs), and excludes the impact of foreign exchange and (2) increased All Access Pass sales.  Multi-year LTIP Adjusted EBITDA targets for this award (excluding the impact of fluctuations in foreign currency exchange rates and STIP) are $36.7 million, $41.8 million and $47.7 million (70% of the award shares), and the targets related to All Access Pass sales are $30.1 million, $35.4 million and 40.8 million (30% of the award shares).  As of August 31, 2020, participants had vested in all three tranches of 18,338 shares related to All Access Pass sales and the first tranche of 42,789 shares related to LTIP Adjusted EBITDA.  All other tranches of this award remain unvested.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, subsequent to August 31, 2020, the Compensation Committee lengthened the service period of the fiscal 2017 LTIP award by two years from August 31, 2022 to August 31, 2024.  The remaining unvested Adjusted EBITDA tranche targets were each increased by $2.0 million to $43.8 million and $49.7 million.

(h)
These awards are LTIP awards granted in fiscal 2016 (November 12, 2015).  The number of shares that may be awarded under the RSUs to the participants is based on six individual vesting conditions that are divided into two performance measures: (1) trailing four-quarter LTIP Adjusted EBITDA, which equals Adjusted EBITDA plus the change in deferred revenue (less certain costs), and excludes the impact of foreign exchange and (2) increased sales of the Organization Development Suite (OD Suite) of offerings.  The OD Suite is defined as Leadership, Productivity and Trust offerings.  Multi-year LTIP Adjusted EBITDA targets for this award (excluding the impact of fluctuations in foreign currency exchange rates and STIP) are $36.0 million, $40.0 million and $44.0 million (70% of the award shares), and the targets related to increased sales of the OD Suite are $107.0 million, $116.0 million and $125.0 million (30% of the award shares).  As of August 31, 2020, participants had vested in all three tranches of 23,128 shares related to increased OD Suite sales and the first tranche of 53,964 shares related to LTIP Adjusted EBITDA.  All other tranches of this award remain unvested.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, subsequent to August 31, 2020, the Compensation Committee lengthened the service period of the fiscal 2017 LTIP award by two years from August 31, 2021 to August 31, 2023.  The remaining unvested Adjusted EBITDA tranche targets were each increased by $2.0 million to $42.0 million and $46.0 million.

(i)
Values were determined by multiplying the target number of RSUs or other performance awards, or the number of service-based RSUs, by the closing price per share of the Company’s common stock on the NYSE on August 31, 2020 of $19.74.

Fiscal 2020 Option Exercises and Stock Vested
	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(c)	Value Realized on Vesting ($)(d)
Mr. Whitman	218,750(a	)	7,595,000	76,731	1,514,670
Mr. Young	131,250(a	)	4,557,000	23,355	461,028
Mr. Walker	—		—	18,675	368,645
Mr. Covey	—		—	13,347	263,470
Mr. Miller	—		—	10,011	197,617

(a)
These options were exercised on a “net share” basis, meaning no cash was exchanged, on the exercise date.  Based on this method of exercise, the participants received the following gross (before income taxes) number of shares:  Mr. Whitman, 145,845 shares, and Mr. Young, 85,887 shares.  As allowed by our stock-based incentive plans, participants may choose to have shares withheld to cover income taxes.  Both Mr. Whitman and Mr. Young elected to have shares withheld to cover statutory income taxes on the exercise of these options.

(b)
The value realized on exercise was determined by multiplying the number of shares acquired on exercise by $34.72, which was the closing share price of the Company’s common stock on the option exercise date.  Both Mr. Whitman and Mr. Young exercised their stock options on the same date.

(c)
The fiscal 2018 LTIP award vested on August 31, 2020.  Participants were awarded shares based on the highest level of rolling four quarter Qualified Adjusted EBITDA and Subscription and Related Sales during the three-year period ended August 31, 2020 as well as a time-based tranche that vested at the completion of three years of service.

(d)	The value realized on vesting was determined by multiplying the number of shares acquired upon vesting by $19.74, which was the closing share price of the Company’s common stock on August 31, 2020.
Potential Payments Upon Termination or Change-in-Control
Severance Benefits Upon Termination Without Cause
Our NEOs are subject to the same general (non-change-in-control) severance policies as all Franklin Covey employees.  Under our severance policy, Company employees, including each of the NEOs, who are terminated involuntarily by the Company without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period.  As a condition to receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation and confidentiality requirements.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  The COBRA benefits are generally limited to 18 months for all NEOs.  The amounts below assume that each NEO experienced a qualifying termination of employment on August 31, 2020 (the last business day of fiscal 2020).

Estimated Severance Amounts as of August 31, 2020
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target Severance Compensation (Excluding COBRA)	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)	($)
Mr. Whitman	2020	2,577,920	575,000	575,000	1,150,000	2,543,269	34,651
Mr. Young	2020	675,903	350,000	235,000	585,000	658,125	17,777
Mr. Walker	2020	1,000,028	425,000	284,750	709,750	968,740	31,288
Mr. Covey	2020	502,803	300,000	200,000	500,000	480,769	22,034
Mr. Miller	2020	502,803	300,000	200,000	500,000	480,769	22,034

Change-in-Control Severance Benefit
The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change-in-control and a qualifying termination, each NEO is entitled to a lump severance payment equal to one time his current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  There are no excise tax gross-ups provided under the agreements.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2020.
Estimated Change-in-Control Severance Amounts as of August 31, 2020

		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 Months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2020	1,165,668	575,000	575,000	1,150,000	15,668
Mr. Young	2020	600,668	350,000	235,000	585,000	15,668
Mr. Walker	2020	732,665	425,000	284,750	709,750	22,915
Mr. Covey	2020	522,915	300,000	200,000	500,000	22,915
Mr. Miller	2020	522,915	300,000	200,000	500,000	22,915

Compensation Committee Report
Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.
Compensation Committee:
E. Kay Stepp, Chair
Dennis Heiner
Michael Fung
Anne Chow
Nancy Phillips

CEO Pay Ratio Disclosure
•
The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires the Company to disclose the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee (excluding the CEO) using the same methodology.

•
Our CEO’s compensation for fiscal 2020, as disclosed in the Summary Compensation Table, is $2,277,656.  The annual total compensation for our median employee is $81,650.  The ratio between the CEO’s and median employee’s annual total compensation as of August 31, 2020 is 28:1.

•
To determine the median employee, we prepared a list of our employee population as of June 30, 2020.  We included the global employee population (948 employees), whether employed on a full-time, part-time, temporary or seasonal basis.

•
We established a consistently applied compensation measure inclusive of total cash paid from July 1, 2019 through June 30, 2020.  We annualized compensation for employees hired during that time. Non-US employee compensation was converted to US dollars based on applicable exchange rates as of June 30, 2020.

•
We believe that the ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.  Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so the ratios may not be comparable.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2020.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2020.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2020, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board standards.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, for filing with the SEC.

Date:  November 3, 2020
Michael Fung, Chairman
Dennis G. Heiner
E. Kay Stepp
Derek C.M. van Bever

OVERVIEW OF PROPOSALS

This Proxy Statement includes three proposals requiring shareholder action.  Proposal No. 1 requests the election of eight directors to the Board of Directors.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2021.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the eight nominees listed below.  Each of the nominees is currently serving as a director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, Nancy Phillips, Derek C.M. van Bever, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2020 in more detail.  We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche, LLP to audit our financial statements for fiscal 2021.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  In making its selection, the Audit Committee took into account:

•	Deloitte’s knowledge of the Company’s business allows it to design and enhance its audit plan by focusing on known and emerging risks, which creates efficiency and controls cost through iteration.

•	Deloitte has a global footprint and the expertise and capabilities necessary to handle the breadth and complexity of our international business, accounting practices, and internal controls.

•
Deloitte generally attends each Audit Committee meeting and meets regularly in closed door sessions with our Audit Committee so they can provide timely and candid feedback to the Committee regarding accounting and control issues which may impact the Company.

•
Deloitte is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB), Big 4 peer reviews, and SEC regulations.  The results of these reviews are communicated to the Audit Committee.

•
Deloitte has significant policies and procedures in place to maintain its continued independence, including mandatory lead audit partner rotation to balance fresh perspectives with the benefits of having a tenured auditor with institutional knowledge.

The members of our Audit Committee believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of our Company and our shareholders.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2020 and 2019:

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$658,393	$648,414
Audit-Related Fees(2)	86,992	13,500
Tax Fees(3)	48,107	48,694
All Other Fees(4)	-	-
	$793,492	$710,608

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees consist of fees for services related to registration statements and other transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.
(4)	Deloitte did not provide any “other services” during the periods presented.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related services and tax services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2020 and 2019 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2022, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 23, 2021, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2021 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2020.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2022, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 24, 2021 and November 23, 2021.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2022 but fails to notify us of that intention prior to November 6, 2021, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2022 is changed by more than 30 days from the date of the annual meeting of shareholders held in calendar year 2021.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2020 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

 Directions to FranklinCovey from Provo/South
♦ Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound
♦ Take the Redwood Road exit
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd., Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

 Directions to Franklin Covey from Downtown/North
♦ If entering I-15 from 600 South on-ramp southbound
♦ Take the 21st South Freeway
♦ Take the first exit off 21st South Freeway which is Redwood Road
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd., Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A
ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)
For fiscal 2015 to fiscal 2020, Adjusted EBITDA means net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, adjustments to the fair value of contingent earn out liabilities, and certain other items.  The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)
	Fiscal Year Ended August 31,
	2020	2019	2018	2017	2016	2015
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(9,435)	$(1,023)	$(5,887)	$(7,172)	$7,016	$11,116
Adjustments:
Interest expense, net	2,262	2,063	2,154	2,029	1,938	1,754
Discount on related party receivable	-	-	-	-	-	363
Income tax provision (benefit)	10,231	1,615	367	(3,737)	4,895	6,296
Amortization	4,606	4,976	5,368	3,538	3,263	3,727
Depreciation	6,664	6,364	5,161	3,879	3,677	4,142
Stock-based compensation	(573)	4,789	2,846	3,658	3,121	2,536
Increase (decrease) to the fair value of contingent earn-out liabilities	(49)	1,334	1,014	(1,936)	1,538	35
Gain from insurance settlement	(933)	-	-	-	-	-
Government COVID-19 assistance	(514)	-	-	-	-	-
Knowledge Capital wind-down costs	389	-	-	-	-	-
Impairment of assets	-	-	-	-	-	1,302
Costs to exit Japan publishing business	-	-	-	2,107	-	-
Restructuring costs	1,636	-	-	1,482	776	587
ERP system implementation costs	-	-	855	1,404	448	-
Business acquisition costs	-	-	-	442	-	-
Contract termination costs	-	-	-	1,500	-	-
Licensee transition costs	-	488	-	505	222	-
	$14,284	$20,676	$11,878	$7,699	$26,894	$31,858

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/21/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/21/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of eight directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Anne H. Chow
02) Michael Fung
03) Dennis G. Heiner
04) Donald J. McNamara
05) Joel C. Peterson
06) Nancy Phillips
07) Derek C.M. van Bever
08) Robert A. Whitman

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote on approval of executive compensation.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2021.	☐	☐	☐

02 0000000000

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000476988_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

FRANKLIN COVEY CO.
Annual Meeting of Shareholders
January 22, 2021 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 22, 2021 at 8:30 a.m., local time, or any adjournment(s) thereof. **This proxy is solicited on behalf of the Board of Directors of the Company**. This proxy, when properly executed and returned in a timely manner, will be voted as specified. **If no instructions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the annual meeting.**

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000476988_2 R1.0.1.18

Continued and to be signed on reverse side